Trelawney Mining and Exploration Inc.

Unaudited Interim Consolidated
Financial Statements
For the three and six month periods ended
June 30, 2011 and 2010

Trelawney Mining and Exploration Inc.

Unaudited Interim Consolidated Statement of Financial Position
(Expressed in Canadian Dollars)

As at	June 30, 2011	December 31, 2010	January 1, 2010
		(Note 2)	(Note 2)

Assets
Current Assets
Cash and cash equivalents (Note 14)	$86,289,853	$54,219,416	$10,593,347
Other financial assets (Note 6)	1,032,970	87,375	32,500
HST and other receivables (Note 18)	1,082,876	772,525	76,854
Prepaid expenses and advances (Note 16 & 9)	249,612	211,817	8,937
	88,655,311	55,291,133	10,711,638
Restricted Cash (Note 14)	637,771	586,198	47,350
Deposits (Note 16)	169,500	539,000	-
Property, plant and equipment (Note 4)	8,268,337	5,663,559	-
Deferred acquisition costs (Note 5)	27,505,889	10,085,494	5,639,494
	$125,236,808	$72,165,384	$16,398,482

Liabilities
Current Liabilities
Trade and other payables (Note 19 & 9)	$2,675,428	$2,791,245	$794,941
Current portion of capital lease obligations (Note 15)	358,174	318,193	-
	3,033,602	3,109,438	794,941
Property option payable (Note 5(d))	-	-	1,000,000
Capital lease obligations (Note 15)	237,325	660,648	-
Asset retirement obligation (Note 7)	457,857	443,114	-
	3,728,784	4,213,200	1,794,941
Shareholders’ equity
Capital stock (Note 10)	174,122,843	97,953,082	19,222,646
Share based payment reserve (Note 12)	32,006,191	5,167,351	2,169,119
Warrants reserve (Note 11)	1,570,800	2,192,200	3,831,000
Accumulated deficit	(86,191,810)	(37,360,449)	(10,619,224)
	121,508,024	67,952,184	14,603,541
	$125,236,808	$72,165,384	$16,398,482

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

Trelawney Mining and Exploration Inc.

Unaudited Interim Consolidated Statements of Loss, Comprehensive Loss
(Expressed in Canadian Dollars)

	Three months ended June 30, 2011		Three months ended June 30, 2010		Six months ended June 30, 2011		Six months ended June 30, 2010
			(Note 2)				(Note 2)

Administrative Expenses
Management and consulting fees (Note 9)	$90,856		$282,949		$180,656		$339,148
Promotion and travel	205,763		148,975		651,867		210,591
Office and general	377,946		130,811		628,013		309,591
Professional fees (Note 9)	134,610		52,700		181,786		170,358
Share-based payments (Note 10)	27,215,300		1,389,300		27,232,240		3,119,000
Exploration & evaluation expenditures (Note 17 & 9)	7,122,212		3,405,754		17,107,919		5,685,759
Shareholders’ information	168,301		(2,283)		279,413		185,936
Salaries and benefits (Note 9)	801,727		183,551		1,545,267		183,551
	36,116,715		5,591,757		47,807,161		10,023,934
Other Expenses
Realized loss on other financial assets	55		-		73,477		-
Unrealized loss on other financial assets (Note 6)	262,230		7,750		950,723		7,750
Net loss and comprehensive loss	36,379,000		5,599,507		48,831,361		10,031,684

Net loss per share – basic and diluted	28.4	¢	4.6	¢	39.2	¢	14.8	¢
Weighted average # of shares outstanding - basic	128,262,380		121,151,269		124,726,468		67,767,953
Weighted average # of shares outstanding –diluted	128,262,380		121,151,269		124,726,468		67,767,953

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

Trelawney Mining and Exploration Inc.
Unaudited Interim Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

	Share Capital		Reserves
	Number of Shares	Amount	Share based payments	Warrants	Accumulated Deficit	Total
Balance at January 1, 2010	64,549,191	$19,222,646	$2,169,119	$3,831,000	$(10,619,224)	$14,603,541
Private placement shares - $1.05/share	14,238,095	14,950,000	-	-	-	14,950,000
Exercise of stock options	245,000	131,750	-	-	-	131,750
Reserve transferred on exercise of options		100,400	(100,400)	-	-	-
Exercise of purchase warrants	2,562,000	894,600	-	-	-	894,600
Reserve transferred on exercise of warrants		409,000	-	(409,000)	-	-
Shares issued for property	3,500,000	1,798,000	-	-	-	1,798,000
Share issue costs – cash		(1,023,887)	-	-	-	(1,023,887)
Share issue costs – broker warrants		(594,000)	-	594,000	-	-
Share based compensation		-	3,119,000	-	-	3,119,000
Total comprehensive loss for the period		-	-	-	(10,211,684)	(10,211,684)
Balance at June 30, 2010	85,094,286	$35,888,509	$5,187,719	$4,016,000	$(20,830,908)	$24,261,320
Private placement shares - $2.20/share	18,652,000	41,034,400	-	-	-	41,034,400
Private placement FT shares - $2.50/share	6,440,000	16,100,000	-	-	-	16,100,000
Exercise of stock options	336,000	183,400	-	-	-	183,400
Reserve transferred on exercise of options		122,828	(122,828)	-	-	-
Exercise of purchase warrants	9,166,591	4,076,218	-	-	-	4,076,218
Reserve transferred on exercise of warrants		1,823,800	-	(1,823,800)	-	-
Shares issued for property	800,000	2,384,000	-	-	-	2,384,000
Share based compensation		-	102,460	-	-	102,460
Share issue costs – cash		(3,660,073)	-	-	-	(3,660,073)
Total comprehensive loss for the period		-	-	-	(16,529,541)	(16,529,541)
Balance at December 31, 2010	120,488,877	$97,953,082	$5,167,351	$2,192,200	$(37,360,449)	$67,952,184
Private placement shares - $4.00/share	14,375,000	57,500,000	-	-	-	57,500,000
Exercise of stock options	774,000	507,150	-	-	-	507,150
Reserve transferred on exercise of options		393,400	(393,400)	-	-	-
Exercise of purchase warrants	1,281,167	1,031,944	-	-	-	1,031,944
Reserve transferred on exercise of warrants		621,400	-	(621,400)	-	-
Share based compensation		-	27,232,240	-	-	27,232,240
Shares issue costs – cash		(3,252,633)	-	-	-	(3,252,633)
Shares issued for property	4,550,000	19,368,500	-	-	-	19,368,500
Total comprehensive loss for the period		-	-	-	(48,831,361)	(48,831,361)
Balance at June 30, 2011	141,469,044	$174,122,843	$32,006,191	$1,570,800	$(86,191,810)	$121,508,024

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

Trelawney Mining and Exploration Inc.

Unaudited Interim Consolidated Statements of Cash Flow
(Expressed in Canadian Dollars)

Six month period ended June 30,	2011	2010
		(Note 2)
Operations
Net loss	$(48,831,361)	$(10,211,684)
Adjustments to reconcile net loss to cash flow from operating activities:
Share based payments	27,232,240	3,119,000
Unrealized loss on other financial assets	950,723	7,750
Realized loss on other financial assets	73,477	-
Loss on disposal of property, plant and equipment	34,406	-
Shares issued for geological data	2,335,000	-
Accretion expense	14,743	-
Amortization	502,004	288,790
Net change in non-cash operating working capital items:
Prepaid expenses	(37,795)	(93,733)
HST and other receivables	(310,351)	(241,088)
Trade and other payables	(215,817)	(150,629)
	(18,252,731)	(7,281,594)
Financing
Issuance of share capital, net of issue costs	55,886,461	14,952,463
	55,886,461	14,952,463
Investing
Additions to property, plant and equipment	(3,037,373)	(4,079,381)
Proceeds from sale of property, plant and equipment	225,000	-
Purchase of other financial assets	(2,192,985)	-
Proceeds from disposals of other financial assets	223,190	-
Payment of capital lease obligation	(412,157)	-
Additions to deferred acquisition costs	(386,895)	(1,267,804)
Deposits	69,500	-
Restricted cash	(51,573)	-
	(5,563,293)	(5,347,185)
Net increase in cash and cash equivalents	32,070,437	2,323,684
Cash and cash equivalents, beginning of period	54,219,416	10,640,697
Cash and cash equivalents, end of period	$86,289,853	$12,964,381

The accompanying notes are an integral part of these unaudited interim consolidated financial statements

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

General

Trelawney Mining and Exploration Inc. (Trelawney or the Company) was incorporated under the laws of the Province of Ontario, Canada.  Its principal business activities are that of mineral exploration Company in Ontario.  On April 16, 2009 the Company filed Articles of Amendment to change its name from Trelawney Resources Inc. to Trelawney Mining and Exploration Inc. These articles also authorized a five for one share consolidation of the Company’s issued and outstanding shares.

Trelawney is in the process of exploring its mineral properties and has not yet determined whether the properties contain economically recoverable reserves.  The recovery of expenditures capitalized to mineral properties consisting of deferred acquisition costs is dependent upon the existence of economically recoverable mineralization, the ability of Trelawney to obtain financing necessary to complete the exploration and the development of the mineral properties, and upon future profitable production or alternatively, on the sufficiency of proceeds from disposition.

1.   Basis of Preparation

1.1 Statement of compliance

These consolidated interim financial statements are unaudited and have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The policies applied in these interim financial statements are based on IFRS issued and outstanding as of August 11, 2011, the date the Board of Directors approved the financial statements. Any subsequent changes to IFRS that are given effect in the annual consolidated financial statements for the year ending December 31, 2011 could result in restatement of these interim financial statements, including the transition adjustments recognized on change-over to IFRS.

These are the Company’s second IFRS consolidated interim financial statements for part of the period covered by the Company’s first IFRS consolidated annual financial statements for the year ending December 31, 2011.  Previously, the Company prepared its consolidated annual and consolidated interim financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”).

As these are the Company’s second set of interim consolidated financial statements in accordance with IFRS, the Company’s disclosures exceed the minimum requirements under IAS 34. The Company has elected to exceed the minimum requirements in order to present the Company’s accounting policies in accordance with IFRS and the additional disclosures required under IFRS, which also highlight the changes from the Company’s 2010 annual consolidated financial statements prepared in accordance with Canadian GAAP. In 2011 and beyond, the Company may not provide the same amount of disclosure in the Company’s interim consolidated financial statements under IFRS as the reader will be able rely on these and the annual consolidated financial statements which will be prepared in accordance with IFRS.

1.2 Basis of presentation

The financial statements have been prepared on the historical cost basis except for certain non-current assets and financial instruments, which are measured at fair value, as explained in the accounting policies set out in Note 3. The comparative figures presented in these interim consolidated financial statements are in accordance with IFRS.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

1.    Basis of Preparation (continued)

1.3 Adoption of new and revised standards and interpretations
The IASB issued a number of new and revised International Accounting Standards, International Financial Reporting Standards, amendments and related interpretations which are effective for the Company’s financial year beginning on or after January 1, 2011.  For the purpose of preparing and presenting the Financial Information for the relevant periods, the Company has consistently adopted all these new standards for the relevant reporting periods.

At the date of authorization of these Financial Statements, the IASB and IFRIC has issued the following new and revised Standards and Interpretations which are not yet effective for the relevant reporting periods.

•
IFRS 9 ‘Financial Instruments: Classification and Measurement’ – effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, introduces new requirements for the classification and measurement of financial instruments.

•
IFRS 10 ‘Consolidated Financial Statements’ – effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities.

•
IFRS 11 ‘Joint Arrangements’ - effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form.

•
IFRS 12 ‘Disclosure of Interests in Other Entities’ - effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, requires the disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with its interests in other entities and the effects of those interests on its financial position, financial performance and cash flows.

•
IFRS 13 ‘Fair Value Measurement’ - effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, provides the guidance on the measurement of fair value and related disclosures through a fair value hierarchy.

The Company has not early adopted these standards, amendments and interpretations.  The Company is currently assessing what impact the application of these standards or amendments will have on the consolidated financial statements of the Company.

2.     Adoption of IFRS

The Company has adopted IFRS on January 1, 2011 with a transition date of January 1, 2010. Under IFRS 1 ‘First time Adoption of International Financial Reporting Standards’, the IFRS are applied retrospectively at the transition date with all adjustments to assets and liabilities as stated under GAAP taken to deficit unless certain exemptions are applied.

The Company elected to take the following IFRS 1 optional exemptions:

•	to apply the requirements of IFRS 3, Business Combinations, prospectively from the Transition Date;
•	to apply the requirements of IFRS 2, Share-based payments, only to equity instruments granted after November 7, 2002 which had not vested as of the Transition Date.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Below is the Company’s Consolidated Statement of Financial Position as at the transition date of January 1, 2010 under IFRS.

	As at January 1, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes

Assets
Current Assets
Cash and cash equivalents	$10,593,347	-	$10,593,347
Other financial assets	32,500	-	32,500
HST and other receivables	76,854	-	76,854
Prepaid expenses	8,937	-	8,937
	10,711,638	-	10,711,638
Restricted cash	47,350	-	47,350
Deferred acquisition costs	10,821,403	(5,181,909)	5,639,494	(a)
	$21,580,391	(5,181,909)	$16,398,482

Liabilities
Current Liabilities
Trade and other payables	$794,941	-	$794,941
	794,941	-	794,941
Deferred property option payable	1,000,000	-	1,000,000
	1,794,941	-	1,794,941
Shareholders’ equity
Capital stock	19,222,646	-	19,222,646
Contributed surplus	5,983,119	(5,983,119)	-	(c)
Share based payment reserve	-	2,169,119	2,169,119	(c)
Warrants reserve	-	3,831,000	3,831,000	(b), (c)
Accumulated deficit	(5,420,315)	(5,198,909)	(10,619,224)	(a), (b)
	19,785,450	(5,181,909)	14,603,541
	$21,580,391	(5,181,909)	$16,398,482

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

IFRS employs a conceptual framework that is similar to Canadian GAAP. The adoption has resulted in significant changes to the reported financial position, results of operations, and cash flows of the Company. Presented below are reconciliations prepared by the Company to reconcile to IFRS the assets, liabilities, equity, net loss and cash flows of the Company from those reported under Canadian GAAP:

Reconciliation of assets, liabilities and shareholder’s equity

	As at June 30, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes

Assets
Current Assets
Cash and cash equivalents	$12,964,381	-	$12,964,381
Other financial assets	58,750	-	58,750
HST and other receivables	317,942	-	317,942
Prepaid expenses	102,670	-	102,670
	13,443,743	-	13,443,743
Property, plant and equipment	4,241,633	-	4,241,633
Deferred acquisition costs	19,538,966	(10,867,668)	8,671,298	(a)
	$37,224,342	(10,867,668)	$26,356,674

Liabilities
Current Liabilities
Trade and other payables	$1,051,582	-	$1,051,582
Property option payable	1,000,000	-	1,000,000
	2,051,582	-	2,051,582
Capital lease obligations	43,772	-	43,772
	2,095,354	-	2,095,354
Shareholders’ equity
Capital stock	34,900,509	988,000	35,888,509	(d)
Contributed surplus	9,186,719	(9,186,719)	-	(c)
Share based payment reserve	-	5,187,719	5,187,719	(c)
Warrants reserve	-	4,016,000	4,016,000	(b), (c)
Accumulated Deficit	(8,958,240)	(11,872,668)	(20,830,908)	(a), (b), (d)
	35,128,988	(10,867,668)	24,261,320
	$37,224,342	(10,867,668)	$26,356,674

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Reconciliation of assets, liabilities and shareholder’s equity

	As at December 31, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes

Assets
Current Assets
Cash and cash equivalents	$54,219,416	-	$54,219,416
Other financial assets	87,375	-	87,375
HST and other receivables	772,525	-	772,525
Prepaid expenses	211,817	-	211,817
	55,291,133	-	55,291,133
Restricted Cash	586,198	-	586,198
Deposits	539,000	-	539,000
Property, plant and equipment	5,663,559	-	5,663,559
Deferred acquisition costs	30,300,790	(20,215,296)	10,085,494	(a)
	$92,380,680	(20,215,296)	$72,165,384

Liabilities
Current Liabilities
Trade and other payables	$2,791,245	-	$2,791,245
Short term portion of capital lease	318,193	-	318,193
	3,109,438	-	3,109,438
Capital lease obligations	660,648	-	660,648
Asset retirement obligation	443,114	-	443,114
	4,213,200	-	4,213,200
Shareholders’ equity
Capital stock	97,953,082	-	97,953,082
Contributed surplus	7,359,551	(7,359,551)	-	(c)
Share based payment reserve	-	5,167,351	5,167,351	(c)
Warrants reserve	-	2,192,200	2,192,200	(c)
Accumulated Deficit	(17,145,153)	(20,215,296)	(37,360,449)	(a), (b)
	88,167,480	(20,215,296)	67,952,184
	$92,380,680	(20,215,296)	$72,165,384

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Reconciliation of loss and comprehensive loss

	Six months ended June 30, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes

Administrative Expenses
Management and consulting fees	339,148	-	339,148
Promotion and travel	210,591	-	210,591
Office and general	309,591	-	309,591
Salaries	183,551	-	183,551
Professional fees	170,358	-	170,358
Share based payments	3,119,000	-	3,119,000	(b)
Exploration and evaluation expenditures	-	5,685,759	5,685,759	(a)
Shareholders’ information	185,936	-	185,936
	4,518,175	5,685,759	10,203,934
Unrealized loss on other financial assets	7,750	-	7,750
Net Loss before income taxes	4,525,925	5,685,759	10,211,684
Deferred income tax recovery	(988,000)	988,000	-	(d)
Net loss and Comprehensive loss	3,537,925	6,673,759	10,211,684

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Reconciliation of loss and comprehensive loss

	Three months ended June 30, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes

Administrative Expenses
Management and consulting fees	282,949	-	282,949
Promotion and travel	148,975	-	148,975
Office and general	130,811	-	130,811
Salaries	183,551	-	183,551
Professional fees	52,700	-	52,700
Share based payments	1,377,000	12,300	1,389,300	(b)
Exploration and evaluation expenditures	-	3,405,754	3,405,754	(a)
Shareholders’ information	(2,283)	-	(2,283)
	2,173,703	3,418,054	5,591,757
Unrealized loss on other financial assets	7,750	-	7,750
Net Loss before income taxes	2,181,453	3,418,054	5,599,507
Deferred income tax recovery	(327,000)	327,000	-	(d)
Net loss and Comprehensive loss	1,854,453	3,745,054	5,599,507

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Reconciliation of loss and comprehensive loss

	Year ended December 31, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes

Administrative Expenses
Management and consulting fees	470,244	-	470,244
Promotion and travel	559,666	-	559,666
Office and general	891,268	-	891,268
Professional fees	357,368	-	357,368
Share based payments	3,238,460	(17,000)	3,221,460	(b)
Exploration and evaluation costs	-	17,843,499	17,843,499	(a)
Shareholders’ information	554,805	-	554,805
Salaries and benefits	2,847,789	-	2,847,789
	8,919,600	17,826,499	26,746,099
Write-down of mineral properties	2,923,113	(2,810,113)	113,000	(a)
Unrealized gain on marketable securities	(20,875)	-	(20,875)
Net Loss and comprehensive loss before income taxes	11,821,838	15,016,386	26,838,224
Deferred income tax recovery	(97,000)	-	(97,000)
Net loss and Comprehensive loss	11,724,838	15,016,386	26,741,224

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Reconciliation of Cash Flows

	Six months ended June 30, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes

Operations
Net loss	(3,537,925)	(6,673,759)	(10,211,684)	(a)
Adjustments to reconcile net loss to cash flow from operating activities:
Stock-based compensation	3,119,000	-	3,119,000
Unrealized loss on other financial assets	7,750	-	7,750
Deferred income tax recovery	(988,000)	988,000	-	(d)
Amortization	-	288,790	288,790	(a)
Net change in non-cash operating working capital items:
Prepaid expenses	(93,733)	-	(93,733)
GST recoverable	(241,088)	-	(241,088)
Accounts payable and accruals	42,008	(192,637)	(150,629)	(a)
	(1,691,988)	(5,589,606)	(7,281,594)
Financing
Issuance of share capital	14,952,463	-	14,952,463
	14,952,463	-	14,952,463
Investing
Additions to capital assets	(4,079,381)	-	(4,079,381)
Additions to mineral properties	(6,857,410)	5,589,606	(1,267,804)	(a)
	(10,936,791)	5,589,606	(5,347,185)
Net increase in cash and cash equivalents	2,323,684	-	2,323,684
Cash and cash equivalents, beginning of period	10,640,697	-	10,640,697
Cash and cash equivalents, end of period	$12,964,381	-	$12,964,381

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Reconciliation of Cash Flows

	Year ended December 31, 2010
	GAAP	Effect of transition to IFRS	IFRS	Notes
Operations
Net loss	(11,724,838)	(15,016,386)	(26,741,224)
Adjustments to reconcile net loss to cash flow from operating activities:
Stock-based compensation	3,238,460	(17,000)	3,221,460	(b)
Write-down of mineral properties	2,923,113	(2,810,113)	113,000	(a)
Amortization	21,363	480,831	502,194	(a)
Gain on marketable securities	(20,875)	-	(20,875)
Gain on sale of capital asset	(22,800)	-	(22,800)
Accretion expense	7,193	-	7,193
Asset retirement obligation	-	435,921	435,921	(a)
Deferred income tax recovery	(97,000)	-	(97,000)
Net change in non-cash operating working capital items:
Prepaid expenses	(202,880)	-	(202,880)
GST recoverable	(695,671)	-	(695,671)
Accounts payable and accruals	1,527,249	471,371	1,998,620	(a)
	(5,046,686)	(16,455,376)	(21,502,062)
Financing
Issuance of share capital	72,783,408	-	72,783,408
	72,783,408	-	72,783,408
Investing
Additions to capital assets	(5,098,787)	-	(5,098,787)
Additions to mineral properties	(16,866,376)	16,455,376	(411,000)	(a)
Payment of property option payable	(1,000,000)	-	(1,000,000)
Payment of capital lease obligation	(67,642)	-	(67,642)
Deposits	(539,000)	-	(539,000)
Restricted cash	(538,848)	-	(538,848)
	(24,110,653)	16,455,376	(7,655,277)
Net increase in cash and cash equivalents	43,626,069	-	43,626,069
Cash and cash equivalents, beginning of year	10,593,347	-	10,593,347
Cash and cash equivalents, end of year	$54,219,416	-	$54,219,416

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Notes to Reconciliations

a) Acquisition, exploration and evaluation expenditures

Under Canadian GAAP –The Company used the policy to defer the cost of mineral properties and their related exploration and development expenditures until the properties are placed into production, sold or abandoned. These costs would be amortized over the estimated useful life of the properties following the commencement of production. Cost includes both the cash consideration as well as the fair market value of any securities issued on the acquisition of mineral properties. Properties acquired under option agreements or joint ventures, whereby payments were made at the sole discretion of the Company, were recorded in the accounts at such time as the payments are made. The proceeds from property options granted reduced the cost of the related property and any excess over cost is applied to income.

Under IFRS – All direct costs related to the acquisition of mineral property interests are capitalized into intangible assets on a property by property basis. Exploration costs, net of incidental revenues, are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration costs and the costs incurred to develop a property are capitalized into PPE. On the commencement of commercial production, depletion of each mining property will be provided on a unit-of-production basis using estimated resources as the depletion base.

b) Share-based Payment

Under Canadian GAAP – The fair value of stock-based awards with graded vesting were calculated as one grant and the resulting fair value was recognized on a straight-line basis over the vesting period. Forfeitures of awards were recognized as they occurred.

Under IFRS – Each tranche of an award with different vesting dates is considered a separate grant for the calculation of fair value, and the resulting fair value is amortized over the vesting period of each of the respective tranches. Forfeiture estimates are recognized on the grant date and revised for actual experiences in subsequent periods.

c) Equity Reserves

Under Canadian GAAP –The Company recorded the value of share based payments and warrants issued to contributed surplus.

Under IFRS – IFRS requires an entity to present for each component of equity, a reconciliation between the carrying amount at the beginning and end of the period, separately disclosing each change. IFRS requires a separate disclosure of the value that relates to "Reserves for warrants", "Reserves for share based payments" and any other component of equity.

d) Flow through Shares

Under Canadian GAAP –
The resource expenditure deductions for income tax purposes related to exploratory and development activities funded by flow-through shares arrangements are renounced to investors in accordance with tax legislation.  The deferred income taxes relating to the temporary difference that arise when the qualifying expenditures are incurred were recorded at the time of filing the renunciation with the tax authorities.  The recognition of the deferred income tax liability results in a corresponding reduction to the carrying value of the shares issued.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

2.    Adoption of IFRS (continued)

Under IFRS –
•
The obligation to renounce tax deductions at the time of issuance of flow- through shares is recorded as a liability in accordance with IAS 37, “Provisions, Contingent Liabilities and Contingent Assets” measured using a residual or a relative fair value method. This obligation is released into the statement of comprehensive income as a gain as and when the Company incurs qualifying expenditures (i.e. fulfilling its obligation to renounce tax attributes).

•
A deferred tax liability is recognized (with the debit to statement of comprehensive income), in accordance with IAS 12, Income Taxes, in respect of the taxable temporary difference that arises from the difference between the carrying amount of eligible expenditures capitalized as an asset in the statement of financial position and its tax base.

3.    Summary of Significant Accounting Policies

3.1 Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its wholly controlled subsidiary: Terex Resources Inc. (“TRL”). Control is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of comprehensive income from the effective date of acquisition or up to the effective date of disposal, as appropriate.

All intra-Company transactions, balances, income and expenses are eliminated in full on consolidation.

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Company’s equity therein. Non-controlling interests consist of the amount of those interests at the date of the original business combination and the non-controlling interests’ share of changes in equity since the date of the combination. Losses applicable to the non-controlling interests in excess of their interest in the subsidiary’s equity are allocated against the interests of the Company except to the extent that the non-controlling interests have a binding obligation and are able to make an additional investment to cover the losses.

3.2 Property, plant and equipment (“PPE”)
Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of PPE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Depreciation is provided at rates calculated to write off the cost of PPE, less their estimated residual value, using the straight line method or unit-of-production method over the following expected useful lives:

• Buildings	10 years
• Computer equipment	3 years
• Furniture and fixtures	4 - 5 years
• Mining equipment	8 - 10 years
• Various equipment	3 years
• Vehicles	4 years

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

3.    Summary of Significant Accounting Policies (continued)

An item of PPE is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the consolidated statement of comprehensive loss.

3.3 Mineral properties
All direct costs related to the acquisition of mineral property interests are capitalized into intangible assets on a property by property basis. Exploration costs, net of incidental revenues, are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration and evaluation costs and the costs incurred to develop a property are capitalized into PPE. On the commencement of commercial production, depletion of each mining property will be provided on a unit-of-production basis using estimated resources as the depletion base.

The Company conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for PPE and any changes arising from the assessment are applied by the Company prospectively.

Where an item of plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of plant and equipment. Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditures are capitalized.

3.4 Decommissioning, restoration and similar liabilities (“Asset retirement obligation” or “ARO”)
The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of mineral properties and PPE, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized as its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement obligation is added to the carrying amount of the related mineral property asset in the case where technical feasibility has been established, and expensed if technical feasibility is yet to be established.  Once capitalized, the cost is amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate.  Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the current market-based discount rate, amount or timing of the underlying cash flows needed to settle the obligation.

3.5 Share based payments

Share based payment transactions
Employees (including directors and senior executives) of the Company receive a portion of their remuneration in the form of share-based payment transactions, whereby they render services as consideration for equity instruments (“equity-settled transactions”).

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment.

Equity settled transactions
The costs of equity-settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

3.    Summary of Significant Accounting Policies (continued)

The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative cost is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share option reserve.

No expense is recognized for awards that do not ultimately vest.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

The dilutive effect of outstanding options is reflected as additional dilution in the computation of earnings per share.

3.6 Taxation

Income tax expense represents the sum of tax currently payable and deferred tax.

Current income tax
Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the date of the statement of financial position.

Deferred income tax
Deferred income tax is provided using the liability method on temporary differences at the date of the statement of financial position between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

• where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

• in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

3.    Summary of Significant Accounting Policies (continued)

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

• where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

• in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each date of the statement of financial position and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each date of the statement of financial position and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the date of the statement of financial position.

Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income.

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

3.7 Loss per share
The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the year, if dilutive. The “treasury stock method” is used for the assumed proceeds upon the exercise of the options and warrants that are used to purchase common shares at the average market price during the year. During the three and six months ended June 30, 2011 and 2010 all the outstanding stock options and warrants were antidilutive.

3.8 Financial assets
All financial assets are initially recorded at fair value and designated upon inception into one of the following four categories: held-to-maturity, available-for-sale, loans-and-receivables or at fair value through profit or loss (“FVTPL”).

Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s cash and short-term money market investments are classified as FVTPL.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

3.    Summary of Significant Accounting Policies (continued)

Financial assets classified as loans-and-receivables and held-to-maturity are measured at amortized cost. The Company’s trade and other receivables are classified as loans-and-receivables.

Financial assets classified as available-for-sale are measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss) except for losses in value that are considered other than temporary. At June 30, 2011 the Company has not classified any financial assets as available-for-sale.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

3.9 Financial liabilities
All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other-financial-liabilities.

Financial liabilities classified as other-financial-liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other-financial-liabilities are subsequently measured at amortized cost using the effective interest method.  The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s trade and other payables are classified as other-financial-liabilities.

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as FVTPL. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Fair value changes on financial liabilities classified as FVTPL are recognized through the statement of comprehensive income. At June 30, 2011 the Company has not classified any financial liabilities as FVTPL.

3.10 Impairment of financial assets

The Company assesses at each date of the statement of financial position whether a financial asset is impaired.

Assets carried at amortized cost
If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is then reduced by the amount of the impairment. The amount of the loss is recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in profit or loss.

In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are written off against the allowance account when they are assessed as uncollectible.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

3.    Summary of Significant Accounting Policies (continued)

Available-for-sale
If an available-for-sale asset is impaired, an amount comprising the difference between its cost and its current fair value, less any impairment loss previously recognized in profit or loss, is transferred from equity to profit or loss. Reversals in respect of equity instruments classified as available-for-sale are not recognized in profit or loss.

3.11 Impairment of nonfinancial assets
At each date of the statement of financial position, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the assets belong.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Company estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in profit or loss and the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount.

3.12 Cash and cash equivalents
Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short term deposits with a remaining maturity on the date of purchase of three months or less, which are readily convertible into a known amount of cash.

3.13 Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

3.	Summary of Significant Accounting Policies (continued)

3.14 Related party transactions
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence, related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount.

3.15 Significant accounting judgments and estimates
The preparation of these financial statements requires management to make judgements and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its judgements and estimates in relation to assets, liabilities, revenue and expenses.  Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgements and estimates.  Actual outcomes may differ from these estimates under different assumptions and conditions. The most significant estimates relate to asset retirement obligations; capital assets, including gold reserves and resources, depreciation and depletion; recoverability of accounts receivable, valuation of deferred income tax amounts, impairment testing and the calculation of share-based payments. The most significant judgements relate to recoverability of capitalized amounts, recognition of deferred tax assets and liabilities, determination of the commencement of commercial production and the determination of the economic viability of a project.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

4.	Property, Plant and Equipment

	Buildings	Mining Equipment	Vehicles	Furniture and fixtures	Various Equipment	Computer Equipment	Total
Cost
As at January 1, 2010	$-	$-	$-	$-	$-	$-	$-
Additions	1,939,809	3,059,555	505,685	146,308	317,900	205,496	6,174,753
Disposals	-	(9,000)	-	-	-	-	(9,000)
As at December 31, 2010	1,939,809	3,050,555	505,685	146,308	317,900	205,496	6,165,753
Additions	742,850	2,294,922	283,529	14,280	14,650	34,198	3,384,429
Disposals	-	(278,000)	(30,474)	-	-	-	(308,474)
As at June 30, 2011	$2,682,659	$5,067,477	$758,740	$160,588	$332,550	$239,694	$9,241,708

Accumulated depreciation
As at January 1, 2010	$-	$-	$-	$-	$-	$-	$-
Expense for the year	149,045	168,572	97,917	21,120	30,681	35,514	502,849
Eliminated on disposals	-	(655)	-	-	-	-	(655)
As at December 31, 2010	149,045	167,917	97,917	21,120	30,681	35,514	502,194
Expense for the period	112,587	242,907	72,584	16,677	18,969	38,280	502,004
Eliminated on disposal	-	(23,167)	(7,660)	-	-	-	(30,827)
As at June 30, 2011	$261,632	$387,657	$162,841	$37,797	$49,650	$73,794	$973,371
Net book value
As at December 31, 2010	1,790,764	2,882,638	407,768	125,188	287,219	169,982	5,663,559
As at June 30, 2011	2,421,027	4,679,820	595,899	122,791	282,900	165,900	8,268,337

Capital assets include assets (primarily vehicles and mining equipment) held under capital leases of $739,009 (December 31, 2010 – $1,046,483).  Related amortization of assets held under capital leases included in accumulated amortization was $74,065 (December 31, 2010 - $37,050).

Included in exploration and evaluation expenditures is $407,086 of amortization expense relating to the period.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

5.	Deferred Acquisition Costs

The following table summarizes the Company’s mineral properties:

	Six month period ended June 30, 2011
	Opening Balance	Additions	Disposals	Net
	($)	($)	($)	($)

Chester 1	2,998,008	-	-	2,998,008
Chester 2 - Young Shannon	2,550,000	-	-	2,550,000
Chester 3 - Jack Rabbit (Cote Lake)	3,651,000	17,420,395	-	21,071,395
Mishi	32,450	-	-	32,450
Massey	418,036	-	-	418,036
Hiawatha	306,000	-	-	306,000
Sotham	10,000	-	-	10,000
Chester/Yeo	120,000	-	-	120,000
	10,085,494	17,420,395	-	27,505,889

	Year ended December 31, 2010
	Opening Balance	Additions	Disposals	Net
	($)	($)	($)	($)

Chester 1	1,508,008	1,490,000	-	2,998,008
Chester 2 - Young Shannon	2,550,000	-	-	2,550,000
Chester 3 - Jack Rabbit (Cote Lake)	1,000,000	2,651,000	-	3,651,000
Dorset Au	113,000	-	(113,000)	-
Mishi	32,450	-	-	32,450
Massey	418,036	-	-	418,036
Hiawatha	18,000	288,000	-	306,000
Sotham		10,000	-	10,000
Chester/Yeo		120,000	-	120,000
	5,639,494	4,559,000	(113,000)	10,085,494

5.a - Chester 1 Property
On June 26, 2009, Trelawney signed a letter of agreement with Treelawn Investment Corp. (“Treelawn”) to acquire up to a 70% interest in two leased mining claims (151 hectares), which hosts the Chester Gold Mine in Chester Township, northern Ontario.

Pursuant to the terms of the Letter Agreement the Company can acquire an initial 50% interest in the Property (the “First Option”), in exchange for:
-	$35,000 (paid) in cash;
-	4,000,000 (issued) common shares of the Company;
-	1,000,000 (issued) common purchase warrants of the Company exercisable into common shares of the Company for five years from the date of issuance at an exercise price of $0.17;
-	Within 12 months following the signing of the Option Agreement, the Company shall obtain the necessary work permits and commence a work program on the Property (completed);
-	On or before the 18th month anniversary of obtaining the work permits, the Company shall have brought the Property into commercial production; and
-	On or before the sixth month anniversary of achieving commercial production, the Company shall issue an additional 1,000,000 Common Shares to Treelawn.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

5.	Deferred Acquisition Costs (continued)

5.a - Chester 1 Property (continued)
After exercising the First Option, the Company can acquire an additional 10% interest in the Property (the “Second Option”) by issuing an additional 1,000,000 Common Shares to Treelawn on the date which is the later of: Treelawn receiving $2.5 million from its share of the net profits from commercial production from the Property and the Property achieving 12 months of continuous commercial production.

The Company can acquire an additional 10% interest in the Property on the date that is 12 months from the exercise of the Second Option by issuing an additional 1,000,000 Common Shares to Treelawn.

As of June 30, 2011 the Company is in the process of exercising the first option, with remaining commitments to fully exercise the first option of bringing the property into production on or before the 18th month anniversary and issuing 1,000,000 common shares six months after achieving commercial production.

5.b  - Dorset Au Property
The Company earned a 50% interest in the Dorset property (5 claims totaling 18 units) located about 60 km west of Wawa, Ontario.  Trelawney can earn an additional 20% by completing a feasibility study, making cash payment of $100,000, and issuing 500,000 common shares.

During the year ended December 31, 2010, the Company wrote off costs associated with the property as management does not intend to continue exploring this property and it does not hold title to the land.

5.c - Chester 2 Property - Young Shannon Property
On August 20, 2009, the Company signed an acquisition agreement with Metallum Resources Inc. (“Metallum”) to acquire 100% of Metallum’s 92.5% interest in the Young-Shannon Property adjacent to the Chester Property in exchange for 5,000,000 common shares of Trelawney and a 1% net smelter return royalty payable when the monthly average gold price exceeds US$1,000 per ounce.  An additional 3%, for a total of 4%, is payable to the proprietary owners on the 11 patented and 2 unpatented mining claims.  The Young-Shannon Property consists of 11 patented and 18 unpatented mining claims.

As of June 30, 2011 the Company has met all commitments to exercise this option agreement.

5.d - Chester 3 Property - Jack Rabbit Property (“Cote Lake”)
On December 21, 2009, Trelawney and Treelawn entered into a term sheet (the “Letter Agreement”), pursuant to which Treelawn has granted the Company the right to acquire up to a 92.5% interest in certain mining claims located in Chester Township, Ontario.

Pursuant to the terms of the Letter Agreement the Company can acquire an initial 50% interest in the Property (the “First Option”), in exchange for:

-	3,000,000 common shares (“Common Shares”) of the Company;
-
on or before the end of every three month period following the signing of a definitive option agreement (the “Effective Date”), the Company shall pay Treelawn the amount of $18,000 for a period of three years, for a total consideration of $216,000;

-	on or before the Effective Date the Company shall pay Treelawn the amount of $1,000,000;
-	on or before the first anniversary of the Effective Date the Company shall pay Treelawn the amount of $1,000,000; and
-	on or before the end of the 18th month anniversary following the Effective Date, the Company shall have made $500,000 (incurred) in expenditures on the Property;
-	on or before the end of the 18th month anniversary following the Effective Date, the Company shall issue an additional 4,000,000 (issued) Common Shares to Treelawn; and

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

5.	Deferred Acquisition Costs (continued)

5.d - Chester 3 Property - Jack Rabbit Property (“Cote Lake”) (continued)

-
in the event the Company fails to exercise the First Option, the Company shall pay Treelawn the amount of $1,000,000.  As of December 31, 2009 the Company accrued the $1,000,000 and classified it as a long term payable as the payment is not required until 30 days after the first anniversary of the effective date, which would be due fiscal 2011, in the event that the Company does not exercise it’s First Option.  The Company has since paid the $1,000,000 thus eliminating the liability.

After exercising the First Option the Company shall grant to Treelawn a 1.5% net smelter return royalty (the “Royalty”) on the Property.  During the 48 months following the grant of the Royalty the Company shall have the right to purchase 0.5% of the Royalty from Treelawn for sum of $1,000,000.

Twelve months following the exercise of the First Option and provided the Company has expended $500,000 on the Property, the Company can earn an additional 25% interest in the Property (the “Second Option”) by issuing an additional 4,000,000 Common Shares to Treelawn.

The Company can acquire a final 17.5% interest in the Property on the date that is 12 months from the exercise of the Second Option and provided the Company has expended an additional $500,000 on the Property by issuing an additional 4,000,000 Common Shares to Treelawn.

As of June 30, 2011 the Company is in the process of exercising the first option, with remaining commitments to fully exercise the first option of seven payments of $18,000 for a total of $126,000.

5. e - Hiawatha Property
The Company acquired 70% right in the Hiawatha Property on December 30, 2009.  The property is located in Lizar Township, Ontario.  The Company must pay $40,000 and issue 400,000 common shares.

As of June 30, 2011 the Company has met all commitments to exercise this option agreement.

5. f - Mishi Property
Trelawney has 100% interest in 4 claim blocks totaling 328 claim units in the Mishibishu Lake area, 65 kilometers northeast of Wawa, Ontario.

5. g - Massey Property
Trelawney has 100% interest in 37 claim units located in the Salter Township, 80 kilometers west of Sudbury, Ontario.

In January 2007, Trelawney signed an option agreement whereby a company can earn up to 75% interest in the Massey property by spending $1.2 million on exploration, making cash payments totaling $260,000 over five years, issuing 1,150,000 common shares of the company over five years, and obtaining a feasibility study on the property.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

5.	Deferred Acquisition Costs (continued)

The following is a summary of the Company’s cumulative outstanding mineral property commitments by property to acquire the maximum potential interests under its current property agreements:

	Chester 1	Chester 2	Chester 3
Maximum interest	70%	92.5%	92.5%
Cash payments	$-	$-	$126,000
Shares to be issued	3,000,000	-	8,000,000
Exploration obligations	- obtain necessary work permits	-	-
	- achieve commercial production for 12 continuous months	-	-
Royalties	-	4% NSR	1.5% NSR

6.	Other financial assets – FVTPL securities

Other financial assets are comprised of shares of various public companies.  As at June 30, 2011, these fair value through profit and loss investments have been measured at their fair value of $1,032,970 (December 31, 2010 – $87,375). The impact to the consolidated financial statements of the revaluation to market value for the six month period ended June 30, 2011 resulted in an unrealized loss of $950,723 (June 30, 2010 – $7,750) as market values of these securities decreased during the period.

7.	Asset Retirement Obligation

Reclamation and closure costs have been estimated based on the Company’s interpretation of current regulatory requirements and have been measured at fair value. Fair value is determined based on the net present value of future cash expenditures upon reclamation and closure.  Reclamation and closure costs are capitalized into PPE dependant on the nature of the asset related to the obligation and amortized over the life of the related asset.

Management has estimated that the total amount of the estimated cash flows required to settle the Company’s assets retirement obligation for the Chester 1 property is $477,091. It is expected that this amount will be incurred through to 2013. The risk free interest rates used to discount estimated cash flows for liabilities incurred was 1.85%.

Balance at January 1, 2010	$-
Additions	435,921
Accretion	7,193
Balance at December 31, 2010	$443,114
Additions	-
Accretion	14,743
Balance at June 30, 2011	$457,857

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

8.	Financial Risk Factors

Fair Value of Financial Instruments

The Company has designated its cash and cash equivalents and marketable securities as FVTPL, which are measured at fair value.  Fair value of marketable securities is determined based on transaction value and is categorized as Level 1 measurement. HST recoverable and other receivables is classified for accounting purposes as loans and receivables, which are measured at amortized cost which approximates fair value.  Accounts payable and accrued liabilities are classified for accounting purposes as other financial liabilities, which are measured at amortized cost which also approximates fair value.  Fair value of accounts payable and accrued liabilities are determined from transaction values which were derived from observable market inputs. Fair values of accounts payable and accrued liabilities are based on Level 2 measurements.

The Company has determined the fair value of its financial instruments as follows:

(i) The carrying values of cash and cash equivalents, other receivables, accounts payable and accrued liabilities, approximate their fair values due to the short-term nature of these instruments.

(ii) Investments and capital assets are carried at amounts in accordance with the Company’s accounting policies.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments.  These estimates are subject in and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

A summary of the Company's risk exposures as it relates to financial instruments are reflected below:

A)	Credit Risk

The Company is not exposed to major credit risk attributable to customers. Additionally, the majority of the Company's cash and cash equivalents are held with a high rated Canadian financial institution in Canada.

B) Market Risk

i.)	Interest Rate Risk

The Company does not have any interest bearing debt. The Company invest cash surplus to its operational needs in investment-grade short term deposits certificates issued by the bank where it keeps its Canadian Bank accounts. The Company periodically assesses the quality of its investments with this bank and is satisfied with the credit rating of the bank and the investment grade of its short term deposits certificates.

ii.)	Foreign Currency Risk

The Company's exploration and evaluation activities are substantially denominated in Canadian dollars.  The Company's funds are predominantly kept in Canadian dollars, with a major Canadian financial Institution.

iii.)	Equity Price Risk

Market risk arises from the possibility that changes in market prices will affect the value of the financial instruments of the Company. The Company is exposed to fair value fluctuations on its investments. The Company's other financial instruments (cash, accounts receivable, accounts payable and accrued liabilities) are not subject to price risk.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

8.	Financial Risk Factors (continued)

iv.)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due.  As at June 30, 2011, the Company had current assets of $88,655,311 (December 31, 2010 - $55,291,133) and current liabilities of $3,033,602 (December 31, 2010 - $3,109,437).  All of the Company’s financial liabilities and receivables have contractual maturities of less than 90 days and are subject to normal trade terms.  Current working capital of the Company is $85,621,709 (December 31, 2010 - $52,181,695).

v.)	Commodity Price Risk

The price of the common shares in the capital the Company ("Common Shares"), its financial results, exploration and development activities have been, or may in the future be, adversely affected by declines in the price of gold and/or other metals.  Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of commodities by various central banks, financial institutions, expectations of inflation or deflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, international supply and demand, speculative activities and increased production due to new mine developments, improved mining and production methods and international economic and political trends.  The Company's revenues, if any, are expected to be in large part derived from mining and sale of precious and base metals or interests related thereto.  The effect of these factors on the price of precious and base metals, and therefore the economic viability of any of the Company's exploration projects, cannot accurately be predicted.

Sensitivity Analysis

The sensitivity analysis shown in the notes below may differ materially from actual results. Interest rate risk on cash equivalents is minimal as these have fixed interest rates.

Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are reasonably possible over a one year period:

(i)
Cash and cash equivalents include short-term money market mutual fund units that are subject to floating interest rates. As at June 30, 2011, if interest rates had fluctuate by 1% with all other variables held constant, the loss for the six month period ended June 30, 2011 would be changed by $860,000, as a result of a change in interest income from cash and cash equivalents.

(ii)
The Company's investments are subject to fair value fluctuations. As at June 30, 2011, if the fair value of investments had fluctuated by 10% with all other variables held constant, net loss for the six month period ended June 30, 2011 would have changed by $103,000.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

9.	Related Party Transactions

Certain corporate entities that are related to the Company’s officers and directors provide consulting services     to Trelawney. Transactions were conducted in the normal course of operations and are measured at the exchange amounts.

These expenditures are summarized as follows:
	Six month period ended June 30, 2011	Six month period ended June 30, 2010	Three month period ended June 30, 2011	Three month period ended June 30, 2010
Management and consulting fees	$100,000	$300,209	$60,000	$245,209
Professional fees	36,000	85,731	36,000	17,411
Exploration & evaluation expenditures	111,500	153,584	53,000	81,709

Included in accounts payable and accrued liabilities is $20,000 (December 31, 2010 - $473,000) in amounts due to related parties.

During the six months ended June 30, 2011, the Company charged $46,725 to Crown Gold Corp, a Company for which a director is also a director of Trelawney.

During the six months ended June 30, 2011, the Company advanced $40,000 to an officer of the Company.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

10.	Capital Stock

Share Capital
The Company is authorized to issue an unlimited number of common shares without par value.  The issued and outstanding common shares consist of the following:

	No. of Shares
Balance at January 1, 2010	64,549,191	$19,222,646
Issuance of common shares for cash:
Private placement shares - $1.05/share	14,238,095	14,950,000
Private placement shares - $2.20/share	18,652,000	41,034,400
Private placement flow-through shares - $2.50/share	6,440,000	16,100,000
Exercise of stock options	581,000	315,150
Exercise of purchase warrants	11,728,591	4,970,818
Issuance of shares for property	4,300,000	4,182,000
Reserves transferred on exercise of options and warrants exercised	-	2,456,028
Deferred tax liability pursuant to flow through shares renunciation	-	(1,244,000)
Cost of issuance
Cash commissions paid	-	(4,586,960)
Fair market value assigned to broker warrants	-	(594,000)
Deferred tax benefit on cost of issuance	-	1,147,000
Balance at December 31, 2010	120,488,877	97,953,082
Issuance of common shares for cash:
Private placement shares - $4.00/share	14,375,000	57,500,000
Exercise of stock options	774,000	507,150
Exercise of purchase warrants	1,281,167	1,031,944
Issuance of shares for property	4,550,000	19,368,500
Reserves transferred on exercise of options and warrants exercised		1,014,800
Cost of issuance
Cash commissions paid	-	(3,252,633)
Balance at June 30, 2011	141,469,044	174,122,843

Private Placements

Details of private placements completed during the period ended June 30, 2011, were as follows:

Date of issuance	May 31, 2011	Total
Number of shares issued	14,375,000	14,375,000
Price of issue	$4.00
Gross proceeds	$57,500,000	$57,500,000

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

10.	Capital Stock (continued)

Details of private placements completed during the period ended June 30, 2010, were as follows:

Date of issuance	March 30, 2010	Total
Number of shares issued	14,238,095	14,238,095
Price of issue	$1.05
Gross proceeds	$14,950,000	$14,950,000
Number of common share broker warrants	854,286	-
Exercise price per purchase warrant and broker warrant	$1.05
Expiry date of warrants	March 30, 2012

Share based payments
Trelawney established a stock option plan to provide additional incentive to its officers, directors, employees and consultants in their effort on behalf of the Company in the conduct of its affairs.  The stock option plan provides that the total number of shares which may be issued thereunder is limited to 10% of the aggregate number of shares outstanding.  Under the terms of the plan, options vest immediately and expire on the fifth anniversary from the date of issue unless otherwise specified.  As at June 30, 2011 the Company had 411,904 (December 31, 2010 – 4,994,888) options available for issuance.

A summary of stock options issued and outstanding is as follows:

	June 30, 2011		December 31, 2010
	Weighted		Weighted
	Average		Average
	Exercise	Number of	Exercise	Number of
	Price	Options	Price	Options
Outstanding at beginning of period/year	$0.72	7,054,000	$0.39	3,300,000
Transaction during the period/year:
Granted	4.63	7,620,000	0.92	4,605,000
Exercised	0.66	(774,000)	0.54	(581,000)
Forfeited	0.45	(165,000)	0.52	(270,000)
Outstanding at end of period/year	2.89	13,735,000	0.72	7,054,000
Exercisable at end of period/year	$2.89	13,735,000	$0.72	6,904,000

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

10.	Capital Stock (continued)

The following table provides additional information about outstanding stock options at June 30, 2011:

	No. of Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	No. of Options Currently Exercisable	Weighted Average Exercise Price – Exercisable Options
$ 0.26 - $0.55	2,137,000	3.21	$0.34	2,137,000	$0.34
$ 0.75 - $1.92	3,978,000	3.57	$0.95	3,844,667	$0.95
$ 4.50 - $4.74	7,620,000	4.40	$4.63	7,620,000	$4.63
$ 0.26 - $4.74	13,735,000	3.98	$2.89	13,601,667	$2.89

Share based payments

The following table summarizes the assumptions used with the Black-Scholes valuation model for the determination of the stock-based compensation costs for the stock options issued during the six month period ended June 30, 2011:

Grant date	Vesting of prior year Options	Apr. 4, 2011	Apr. 27, 2011	Jun. 30, 2011	Total
No. of options	-	4,015,000	5,000	3,600,000	7,620,000
Exercise price	-	$4.74	$4.74	$4.50
Expected life in years	-	5	5	5
Volatility	-	105%	110%	104%
Risk-free interest rate	-	2.76	2.65	2.33
Dividend yield	-	-	-	-
Vesting		100%	100%	100%
Fair value of options granted	-	$14,765,000	$18,000	$12,363,000	$27,146,000
Stock-based compensation expense	$86,240	$14,765,000	$18,000	$12,363,000	$27,232,240

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

10.	Capital Stock (continued)

The following table summarizes the assumptions used with the Black-Scholes valuation model for the determination of the stock-based compensation costs for the stock options issued during the three month period ended June 30, 2011:

Grant date	Vesting of prior year Options	Apr. 4, 2011	Apr. 27, 2011	Jun. 30, 2011	Total
No. of options	-	4,015,000	5,000	3,600,000	7,620,000
Exercise price	-	$4.74	$4.74	$4.50
Expected life in years	-	5	5	5
Volatility	-	105%	110%	104%
Risk-free interest rate	-	2.76	2.65	2.33
Dividend yield	-	-	-	-
Vesting		100%	100%	100%
Fair value of options granted	-	$14,765,000	$18,000	$12,363,000	$27,146,000
Stock-based compensation expense	$69,300	$14,765,000	$18,000	$12,363,000	$27,215,300

The following table summarizes the assumptions used with the Black-Scholes valuation model for the determination of the stock-based compensation costs for the stock options issued during the year ended December 31, 2010:

Grant date	Vesting of prior year Options	Jan. 19, 2010	March 2, 2010	April 12, 2010	April 30, 2010	Sept. 24, 2010	Nov. 5, 2010	Total
No. of options	-	2,525,000	275,000	1,530,000	50,000	200,000	25,000	4,605,000
Exercise price	-	$0.75	$0.53	$1.25	$1.10	$1.00	$1.92
Expected life in years	-	5	5	5	5	5	5
Volatility	-	105%	104%	110%	109%	109%	108%
Risk-free interest rate	-	2.60	2.53	3.06	2.99	2.11	2.05
Dividend yield	-	-	-	-	-	-	-
Vesting	25% per quarter	100%	100%	100%	100%	1/3 per year	100%
Fair value of options granted	-	$1,466,000	$112,000	$1,469,000	$43,000	$154,000	$38,000	$3,282,000
Stock-based compensation expense	$25,700	$1,466,000	$112,000	$1,469,000	$43,000	$67,760	$38,000	$3,221,460

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

10.	Capital Stock (continued)

Warrants
Month of Expiry	No. of Warrants	Exercise Price
		($)
December 2011	4,339,200	0.70
March 2012	190,857	1.05
August 2014	1,000,000	0.17
	5,530,057

The following table summarizes the assumptions used with the Black-Scholes valuation model during the year ended December 31, 2010:

Grant date	March 30, 2010	Totals
No. of warrants	854,286	854,286
Exercise price	$1.05
Expected life in years	2
Volatility	129.67%
Risk-free interest rate	1.73%
Dividend yield	-
Fair value of warrants	$594,000	$594,000

11.	Warrants Reserve

Period/year ended	June 30, 2011	December 31, 2010
Balance at beginning of period/year	$2,192,200	$3,831,000
Warrants issued	-	594,000
Reserves transferred to share capital on exercise of warrants	(621,400)	(2,232,800)
Balance at end of period/year	$1,570,800	$2,192,200

12.	Share Based Payments Reserve

Period/year ended	June 30, 2011	December 31, 2010
Balance at beginning of period/year	$5,167,351	$2,169,119
Share based payments	27,232,240	3,221,460
Reserve transferred to share capital on exercise of options	(393,400)	(223,228)
Balance at end of period/year	$32,006,191	$5,167,351

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

13.	Capital Management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. The Company defines capital to include its shareholders’ equity. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the six month period June 30, 2011. The Company is not subject to externally imposed capital requirements.

The Company considers its capital to be shareholders’ equity, which is comprised of capital stock, contributed surplus, and deficit, which as at June 30, 2011 totaled $121,508,024 (December 31, 2010 - $67,952,184).

The Company's objective when managing capital is to obtain adequate levels of funding to support its exploration activities, to obtain corporate and administrative functions necessary to support organizational functioning and obtain sufficient funding to further the identification and development of precious metals deposits.

The Company raises capital, as necessary, to meet its needs and take advantage of perceived opportunities and, therefore, does not have a numeric target for its capital structure.  Funds are primarily secured through equity capital raised by way of private placements.  There can be no assurance that the Company will be able to continue raising equity capital in this manner.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company invests all capital that is surplus to its immediate operational needs in short term, liquid and highly rated financial instruments, such as cash, and short term guarantee deposits, all held with major Canadian financial institutions.

14.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit with the banks in general non-interest bearing accounts totalling $85,341,703 (December 31, 2010 - $50,780,221) and interest-generating money-market accounts with no stipulated terms of maturity, of $948,150 (December 31, 2010- $3,439,195).

Restricted cash balances consist of short-term cash on deposit with banks in interest-generating money-market accounts, of $637,771 (2010 - $586,198).

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

14.	Cash and Cash Equivalents (continued)

The following chart discloses the Company’s cash and cash equivalents as well as cash balances that are restricted as a result of cash held by its Canadian bank in interest bearing deposits securing letters of credit issued regarding the Chester project:

	June 30, 2011	December 31, 2010
	$	$
General purpose
Cash	85,341,703	50,780,221
Cash equivalents	948,150	3,439,195
Total cash and cash equivalents	$86,289,853	$54,219,416

Restricted
Cash equivalents (1)	637,771	586,198
Total restricted cash	$637,771	$586,198

(1)
This cash is made up of $505,500 restricted in connection with the Company’s ARO obligations. The Company has issued a letter of credit in the amount of $505,500 to the Ministry of Northern Development, Mines and Forestry in satisfaction of its requirements under the approved site development. This cash equivalent is restricted by a non-revocable letter of credit that can only be lifted by the Ministry of Northern Development, Mines and Forestry.  The remaining $132,271 is restricted in connection with the Company’s credit cards.

15.	Capital Lease Obligations

	June 30, 2011	December 31, 2010
Total minimum lease payments	$659,112	$1,078,330
Less: amount representing interest	63,613	99,489
Capital lease obligation	595,499	978,841
Less: current portion	358,174	318,193
	$237,325	$660,648

As at June 30, 2011, future minimum lease payments by year, and in the aggregate, are as follows:
2011	136,018
2012	272,037
2013	234,753
2014	16,304
Totals	$659,112

Equipment under capital lease includes vehicles and mining equipment.  The capital leases are issued at a rate of interest of between 3.84% and 6.6% and mature before June 2014.  During the six month period ended June 30, 2011 $32,009 (December 31, 2010 - $13,789) of interest from capital leases was charged to operations.

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

16.	Prepaid Expenses, Advances and Deposits

Prepaid Expenses:
	As at,
	June 30, 2011	December 31, 2010
	$	$

Security deposit	157,490	126,435
Insurance	13,277	46,648
Last month rent deposit	36,345	34,046
Advances	42,500	4,688
Total prepaid expenses	$249,612	$211,817

Deposits:

As at June 30, 2011 the Company had long term deposits of $169,500 (December 31, 2010 - $539,000) comprised of $169,500 in deposits relating to certain leased equipment. At December 31, 2010, deposits were comprised of a $300,000 deposit in connection with the purchase of the mill from Canada Lithium (Note 4) in addition to $239,000 in deposits related to certain leased equipment still outstanding.

17.	Exploration and Evaluation Expenditures/(Recoveries)

The evaluation and exploration expenses for the Company are broken down as follows:

	Six months ended		Three months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010	Cumulative
	$	$	$	$

Chester 1	8,591,311	3,671,152	4,215,124	2,131,197	21,661,974
Chester 2	2,788,364	750,549	1,532,034	408,653	7,905,112
Chester 3	5,630,483	1,237,129	1,241,384	912,205	8,419,219
Chester/Yeo	(39,475)	-	2,473	-	10,964
Mishi	6,835	27	6,835	(57,398)	455,583
Massey	10,306	26,140	4,267	11,097	232,523
Dorset Au	-	762	-	-	2,810,113
Other	120,095	-	120,095	-	207,223
Evaluation and exploration expenses	$17,107,919	$5,685,759	$7,122,212	$3,405,754	$41,702,711

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

18.	HST and Other Receivables

The Company’s HST and other receivables arise from two main sources: trade receivables due from customers for services and sales and harmonized services tax (“HST”) receivable due from government taxation authorities. These are broken down as follows:

	As at,
	June 30, 2011	December 31, 2010
	$	$

Trade Receivables	259,174	35,934
HST Receivable	823,702	736,591
Total HST and Other Receivables	$1,082,876	$772,525

Below is an aged analysis of the Company’s trade and other receivables:

	As at,
	June 30, 2011	December 31, 2010
	$	$

Less than 1 month	1,082,876	736,591
1 to 3 months	-	35,934
Total HST and Other Receivables	$1,082,876	$772,525

At June 30, 2011, 76% of the trade and other receivables that were outstanding are HST receivable. The Company anticipates full recovery of these amounts and therefore no impairment has been recorded against these receivables. The credit risk on the HST receivable has been further discussed in Note 8.

The Company holds no collateral for any receivable amounts outstanding as at June 30, 2011.

19.	Trade and Other Payables

Trade and other payables of the Company are principally comprised of amounts outstanding for trade purchases relating to exploration activities, amounts payable for financing activities and payroll liabilities.  The usual credit period taken for trade purchases is between 30 to 90 days.

The following is an aged analysis of the trade and other payables:

	As at,
	June 30, 2011	December 31, 2010
	$	$

Less than 1 month	1,944,224	2,759,181
1 to 3 months	550,549	21,989
Over 3 months	180,655	10,075
Total Trade and Other Payables	$2,675,428	$2,791,245

Trelawney Mining and Exploration Inc.

Notes to Unaudited Consolidated Financial Statements
For the Three and Six Month Periods Ended June 30, 2011 and 2010

20.	Commitments and Contractual Obligations

As part of its mineral property option agreements the Company is committed to make certain payments of cash and shares in order to exercise its options on the various properties (Note 5).

The Company’s activities are subject to environmental regulation (including regular environmental impact assessments and permitting) in each of the jurisdictions in which its mineral properties are located.  Such regulations cover a wide variety of matters including, without limitation, prevention of waste, pollution and protection of the environment, labour relations and worker safety.  The Company may also be subject under such regulations to clean-up costs and liability for toxic or hazardous substances which may exist on or under any of its properties or which may be produced as a result of its operations.  It is likely that environmental legislation and permitting will evolve in a manner which will require stricter standards and enforcement.  This may include increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a higher degree of responsibility for companies, their directors and employees.

The Company has not determined and is not aware whether any provision for such costs is required and is unable to determine the impact on its financial position, if any, of environmental laws and regulations that may be enacted in the future due to the uncertainty surrounding the form that these laws and regulations may take.

As part of its 2010 flow-through funding agreements, the Company is committed to spending approximately $3,000,000 on Canadian exploration costs by December 31, 2011.  As at June 30, 2011, the Company has spent $13,100,000 of the $16,100,000 of flow-through funds it raised in December 2010.

21. Subsequent Event

The Company announced that it has formally commenced a share exchange take-over bid to acquire all of the outstanding common shares of Augen Gold Corp., not including common shares of Augen currently held by Trelawney.

The Offer will remain open until 5:00 p.m. (Toronto Time) on September 1, 2011, unless withdrawn or extended. The Offer is to acquire all of the outstanding common shares of Augen at an implied offer price of $0.32 per common share.  Under the terms of the Offer, Augen shareholders will be entitled to receive 0.066 common shares of Trelawney for each common share of Augen held. The implied offer price represents a premium of approximately 40% relative to the volume-weighted average price of Augen Shares on the TSXV over the last 20 trading day period ended on July 8, 2011, unless withdrawn or extended.